CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and Stockholders
Grupo Portatel, S.A. de C.V.:

We consent to the use of our report dated February 11, 1994, relating to the consolidated balance sheets of Grupo Portatel, S.A. de C.V. as of December 31, 1993 and 1992, and the related statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three year period ended December 31, 1993, and all related schedules, included herein, or incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the Proxy Statement-Prospectus constituting part of this Registration Statement on Form S-4 of Southwestern Bell Corporation.

Our report contains an explanatory paragraph that states the Company has contingencies with the Mexican Ministry of Communications and Transportation, the Mexican tax authorities and Telefonos de Mexico over certain fees, withholding taxes and long distance charges, respectively totalling approximately $2,500,000. The consolidated financial statements and schedules do not include any adjustments that might result from the outcome of the contingencies.

Our report refers to a change in the method of accounting for income taxes in 1993 to adopt the provisions of the Financial Accounting
Standards Board's Statement of Financial Standards No. 109.

                                       KPMG CARDENAS DOSAL, S.C.


                                       Hector Arturo Ramirez



                                       Hector Arturo Ramirez


July 27, 1994